Exhibit 2.1

Execution Version

SHARE EXCHANGE AGREEMENT

BY AND AMONG:

THE SHAREHOLDERS OF ADVEN INDUSTRIES INC.
AS SET FORTH ON SCHEDULE A

- and -

ADVEN INDUSTRIES INC.

- and -

NANO INNOVATIONS INC.

Dated

September 28, 2021

TABLE OF CONTENTS

Article 1
INTERPRETATION

1.1	Definitions	2
1.2	Headings	5
1.3	Extended Meanings	5
1.4	Conflicts	5
1.5	Interpretation if Closing does not Occur	5
1.6	Schedules	5

Article 2
AGREEMENT TO EXCHANGE AND PURCHASE PRICE

2.1	Purchase and Sale	5
2.2	Purchase Price	6
2.3	Closing	6

Article 3
acknowledgments

3.1	Securities Trade Restrictions	6
3.2	Tax Advice	6

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Shareholders	7
4.2	Representations and Warranties of AdvEn	7
4.3	Representations and Warranties of Nano	11

Article 5
INTERIM PERIOD COVENANTS

5.1	Interim Period Covenants of AdvEn	15
5.2	Interim Period Covenants of Nano	15

Article 6
CONDITIONS PRECEDENT

6.1	Conditions Precedent for the Benefit of AdvEn and the Shareholders	16
6.2	Conditions Precedent for the Benefit of Nano	19

Article 7
COMPULSORY ACQUISITION AND LOCK-UP PROVISIONS

7.1	Compulsory Acquisition	20

Article 8
TERMINATION

8.1	Termination Rights.	21
8.2	Effect of Termination	21

i

Article 9
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1	Survival	21

Article 10
GENERAL PROVISIONS

10.1	Independent Legal Advice	22
10.2	Gender and Number	22
10.3	Waiver and Amendment	23
10.4	Confidentiality	23
10.5	Press Releases	23
10.6	Entirety of Agreement	23
10.7	Severance	23
10.8	Proper Law and Jurisdiction of Adjudication	24
10.9	Consent to Jurisdiction	24
10.10	Notice	24
10.11	Construction	25
10.12	Time of the Essence	25
10.13	Further Assurances	25
10.14	Non-Merger	25
10.15	Assignment and Enurement	25
10.16	Counterpart Execution	26

ii

Execution Version

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT made this 28th day of September, 2021 (the Effective Date).

AMONG:

THE SHAREHOLDERS OF ADVEN INDUSTRIES INC. AS SET FORTH ON SCHEDULE A (collectively, the Shareholders, and in the singular, a Shareholder)

- and -

ADVEN INDUSTRIES INC., a corporation incorporated under the Business Corporations Act (Alberta), having a registered office at 9407-3 20 Avenue NW, Edmonton, Alberta T6N 1E5 (AdvEn)

- and -

NANO INNOVATIONS INC., a corporation incorporated under the Business Corporations Act (British Columbia), having an executive office at c/o #30 – 850 Harbourside Drive, North Vancouver, British Columbia V7P 0A3 (Nano)

(Shareholders, AdvEn, and Nano, collectively, the Parties, and in the singular, a Party)

WHEREAS:

A.	The Shareholders intend to complete a share consolidation of AdvEn whereby each one (1) common voting share in the authorized capital of AdvEn (each an AdvEn Share) is to be consolidated into 0.6444936 AdvEn Shares (the Consolidation).

B.	The Shareholders are the legal and beneficial owners of all of the issued and outstanding shares in the authorized capital of AdvEn and all of such AdvEn Shares and the ownership thereof after giving effect to the Consolidation are more particularly described in Schedule A.

C.	The Shareholders desire to sell to Nano, and Nano desires to acquire, all of the issued and outstanding AdvEn Shares in exchange for an equal number of common voting shares in the authorized capital of Nano (the Nano Shares) on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE in consideration of the respective covenants, agreements, representations, warranties, and indemnities contained in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement and the recitals, the following words and phrases have the following respective meanings:

(a)	ABCA means the Business Corporations Act (Alberta) and the regulations promulgated thereunder;

(b)	AdvEn Financial Statements means the audited financial statements of AdvEn dated December 31, 2020 and year-to-date internally prepared financial statements, in each case as disclosed to Nano in connection with this Agreement;

(c)	AdvEn Shares shall have the meaning ascribed in recital A to this Agreement;

(d)	Agreement means this share exchange agreement and all amendments made to this Agreement in accordance with Section 10.3;

(e)	Applicable Laws means all laws, statutes, rules, regulations, official directives and orders of Government Authorities (whether administrative, regulatory, legislative, executive or otherwise) including applicable Securities Laws and judgments, orders and decrees of courts, commissions or bodies exercising similar functions, as amended, and includes the provisions and conditions of any permit, license or other governmental or regulatory authorization;

(f)	ASAC means AdvEn’s Intellectual Property relating to its “super activated carbon” for supercapacitor, battery, filtration, and other industrial applications;

(g)	Claim means any action, claim, demand, lawsuit, audit, proceeding or arbitration, including any proceeding or investigation by a Government Authority;

(h)	Closing means the completion of all transactions and matters under this Agreement to occur on or before the Closing Time;

(i)	Closing Day means October 29, 2021 or such earlier or later time as AdvEn and Nano may agree to;

(j)	Closing Time means 10:00 a.m. (Calgary time), on the Closing Day, or such earlier or later time as AdvEn and Nano may agree to;

(k)	Consolidation shall have the meaning ascribed in recital A to this Agreement;

(l)	Constating Documents means the articles of incorporation, bylaws, memorandum of association, partnership agreement or similar constating documents of a Person;

(m)	Contracts means, with respect to any Person, any contracts, licences, leases, arrangements, agreements and commitments of that Person;

(n)	CRA means the Canada Revenue Agency;

(o)	ESAC means AdvEn’s Intellectual Property relating to “electrode super adhesive coating” for battery, supercapacitor and other industrial applications;

(p)	Government Authority means any government, regulatory or administrative authority, government department, agency, commission, board or tribunal or court having jurisdiction on behalf of any nation, province or state or subdivision or any municipality, district or subdivision;

(q)	IFRS means the International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted in Canada, as applicable from time to time;

(r)	Intellectual Property means all trademarks, trade names, business names, patents, inventions, know-how, trade secrets, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property;

(s)	Interim Period means the period of time between the Effective Date and the Closing Time or the earlier termination of this Agreement in accordance with its terms;

(t)	KNP Payment means a payment equal to CDN$200,000.00;

(u)	Liabilities means any and all liabilities and obligations, whether under common law, in equity, under Applicable Laws or otherwise, whether tortious, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise;

(v)	Lien means any mortgage, charge, Claim, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, option, penalty, royalty, burden, net profits interest, carried working interest, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation;

(w)	Losses means all liabilities, costs, expenses and damages (whether direct or indirect), dues, penalties, interest, fines, costs, amounts paid in settlement, obligations, taxes, liens, losses, expenses, and fees (including reasonable and documented fees and disbursements of legal counsel and other professional advisors);

(x)	Material Adverse Change means any materially adverse change (or changes in the aggregate) (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, condition (financial or otherwise), licenses, Permits, concessions, rights, liabilities (contingent or otherwise), prospects or privileges, whether contractual or otherwise, of AdvEn or of Nano, as applicable;

(y)	Material Adverse Effect means a material adverse effect on the ownership, operation or financial condition of the business or operations of AdvEn or of Nano, as applicable;

(z)	Nano Equity Offering means the non-brokered private placement of 5,000,000 Nano Shares at a price of $0.001 per share, completed by Nano prior to the date of this Agreement and which is subject to the terms of the Stock Restriction Agreements;

(aa)	Nano Financial Statements means the internally prepared financial statements of Nano dated December 31, 2020 and the year-to-date financial statements as at Closing disclosed to AdvEn in connection with this Agreement;

(bb)	Nano Shareholders means the holders of the Nano Shares and Nano Shareholder means any one of such Persons;

(cc)	Nano Shares shall have the meaning ascribed in recital C to this Agreement;

(dd)	Nano Stock Option Plan means the rolling 10% stock option plan of Nano;

(ee)	Permits means permits, licenses, approvals and authorizations issued or granted by Government Authorities;

(ff)	Person means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, government agency or board or commission or authority, and any other form of entity or organization;

(gg)	Qualified Financing means the non-brokered private placement of convertible debt securities of Nano for aggregate gross proceeds of not less than $5,000,000, on terms that are acceptable to AdvEn, acting reasonably;

(hh)	Regulatory Approvals means all approvals, consents and authorizations of all Government Authorities and other regulators (including stock exchanges) reasonably necessary or desirable in connection with the transactions contemplated hereby;

(ii)	Securities Authorities means the applicable securities commission or similar regulatory authorities in Canada and each of the provinces and territories, in the United States and each of the states and in any other jurisdictions;

(jj)	Securities Laws means all applicable Canadian provincial and territorial corporate and securities laws, United States securities laws, the “blue sky” or securities laws of the states of the United States and any other applicable corporate or securities laws;

(kk)	Share Exchange Transaction means the purchase of the AdvEn Shares from each of the Shareholders by Nano in exchange for the issuance by Nano of one (1) Nano Share for each AdvEn Share so held by the Shareholders, in the numbers and to the persons, more particularly described in Schedule A;

(ll)	Spin-Out Transaction means the transaction completed by AdvEn prior to the date of this Agreement whereby AdvEn transferred its carbon fibre technology to Tangold Inc. pursuant to a technology acquisition agreement and whereby AdvEn transferred its solid bitumen technology to AdvEn Bitumen Innovation Inc. pursuant to another technology acquisition agreement and, pursuant to which, the remaining Intellectual Property remaining in AdvEn after giving effect to the Spin-Out Transaction relates to ASAC and ESAC;

(mm)	Stock Restriction Agreements means the stock restriction agreements required to be entered into by each of the Nano Shareholders in connection with the closing of the Nano Equity Offering pursuant to which Nano will receive, among other things, a right to repurchase the Nano Shares from such Nano Shareholders in the event that certain performance targets are not satisfied which will be in the form substantially attached hereto at Schedule B;

(nn)	Tax Act means the Income Tax Act (Canada) and the regulations promulgated thereunder; and

(oo)	Third Party means any Person other than AdvEn, Nano, and their respective affiliates and related parties.

1.2	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement and include any supplemental agreement. Unless something in the subject matter or context is inconsistent, references to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Extended Meanings

In this Agreement, unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4	Conflicts

Except as specifically provided, if there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a conveyance document, the provision of the body of this Agreement shall prevail.

1.5	Interpretation if Closing does not Occur

If Closing does not occur, each provision of this Agreement which presumes that Nano has acquired the AdvEn Shares shall be construed as having been contingent on Closing to have occurred.

1.6	Schedules

The following are the Schedules annexed and incorporated by reference and deemed to be part of this Agreement:

SCHEDULES

Schedule A	AdvEn Shares
Schedule B	Form of Stock Restriction Agreement
Schedule C	AdvEn Disclosure

Article 2
AGREEMENT TO EXCHANGE AND PURCHASE PRICE

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, the Shareholders agree to sell, assign and transfer to Nano and Nano agrees to acquire from each of the Shareholders at the Closing Time all (but not less than all) of the AdvEn Shares (being the number of AdvEn Shares set opposite the names of each of the Shareholders on Schedule A) free and clear of any and all Liens of every nature or kind whatsoever created by, through or under the Shareholders.

2.2	Purchase Price

(1)	The aggregate purchase price payable by Nano to the Shareholders at the Closing Time for the AdvEn Shares shall be an aggregate of 26,000,000 Nano Shares, paid and satisfied by the issuance to the Shareholders of one (1) Nano Share for each AdvEn Share held by the Shareholders, as more particularly described in Schedule A.

(2)	Each of the Shareholders deals at arm’s length with Nano and each Shareholder and Nano intend that the sale of each of the Shareholder’s AdvEn Shares in exchange for the Nano Shares be completed on a fully tax-deferred basis pursuant to subsection 85.1(1) of the Tax Act.

2.3	Closing

(1)	The sale and transfer of the AdvEn Shares and issuance of the Nano Shares shall be completed at the Closing Time at the offices of AdvEn’s solicitors, Lindsey MacCarthy LLP, 1400, 350 – 7th Ave SW Calgary, AB T2P 3N9. At the Closing Time, certificates or acknowledgments representing the Nano Shares issuable to each of the Shareholders will be issued and allotted amongst the Shareholders as set forth in Schedule A and shall be delivered by Nano to AdvEn (for delivery to the Shareholders post-Closing) at the Closing Time against delivery to Nano of evidence of transfer of the AdvEn Shares into the name of Nano on the central securities registry of AdvEn.

Article 3
acknowledgments

3.1	Securities Trade Restrictions

(1)	The Shareholders and AdvEn acknowledge that they have not received advice or any representations from Nano or on behalf of Nano (including by Nano’s counsel) with respect to trading in the Nano Shares.

(2)	The Shareholders and AdvEn further acknowledge and agree that the Nano Shares will be subject to certain trade restrictions imposed by Securities Laws and Securities Authorities, which trade restrictions may include, but are not limited to, a restricted period under applicable Canadian securities laws and legending of the trade restrictions on the certificates evidencing the Nano Shares. As such, the Shareholders acknowledge that they may not be able to resell the Nano Shares except in accordance with limited exemptions under applicable Securities Laws and regulatory policy and compliance with the other requirements of Applicable Law.

3.2	Tax Advice

(1)	The Shareholders and AdvEn acknowledge that they have not received advice or any representations from Nano or AdvEn or on behalf of Nano or AdvEn or from each of their respective professional advisors in respect of taxes payable pursuant to the transactions contemplated in this Agreement and further acknowledge that they have been advised to seek independent counsel in respect of such tax matters.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Shareholders

(1)	Effective as at the Effective Date and the Closing Time, each Shareholder represents and warrants to and in favour of Nano that (and acknowledges that Nano is relying upon such representations and warranties in connection with the matters contemplated by this Agreement):

(a)	they are the sole, full, and absolute legal and beneficial owner of, and have good and marketable title to, the AdvEn Shares set opposite their respective name in Schedule A and such AdvEn Shares are fully paid and non-assessable and are free and clear of Liens;

(b)	they have due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth and to transfer the legal and beneficial title and ownership of their AdvEn Shares to Nano;

(c)	this Agreement constitutes a valid and binding obligation on each of them; and

(d)	with the exception of Kyle Kegang Wang, Chung Yue Pao and Pi-Cheng Lin Amy Pao and Yafei Ou (Alfred), they are not a non-resident of Canada for the purposes of the Tax Act.

4.2	Representations and Warranties of AdvEn

(1)	Unless otherwise expressly stated, effective as at the Effective Date and the Closing Time, AdvEn hereby represents and warrants to and in favour of Nano that (and acknowledges that Nano is relying upon such representations and warranties in connection with the matters contemplated by this Agreement):

(a)	Organization. AdvEn has been incorporated under the ABCA, is validly subsisting and has full corporate or legal power and authority to own its assets and properties and to conduct its business as currently owned and conducted. AdvEn is registered, licensed or otherwise appropriately qualified in each jurisdiction where the nature of the business or the location or character of the assets and properties owned by it requires it to be so registered, licensed or otherwise qualified. To the knowledge of AdvEn, AdvEn has not operated its business in contravention of applicable laws and regulations in such jurisdictions which will have a material adverse effect on AdvEn in the aggregate.

(b)	Authority. As at the Effective Date and the Closing Time, AdvEn will have all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by AdvEn as contemplated by this Agreement, and to perform its obligations under this Agreement and under such other agreements and instruments. As at the Closing Time, the execution and delivery of this Agreement by AdvEn will be authorized by the directors of AdvEn and, on or before the Closing Time, the completion by AdvEn of the Share Exchange Transaction will be authorized by the directors of AdvEn. As at the Closing Time, this Agreement will have been executed and delivered by AdvEn and constitute a legal, valid and binding obligation of AdvEn, enforceable against AdvEn in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by AdvEn of this Agreement and the performance by AdvEn of its obligations under this Agreement and the completion of the Share Exchange Transaction contemplated hereby by the Closing Time, do not and will not:

(i)	other than as disclosed in Schedule C, result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of the constating documents of AdvEn, any law or any contract, agreement, licence or permit to which AdvEn is bound or is subject to or of which AdvEn is the beneficiary;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by AdvEn to come due before its stated maturity or cause any available credit to cease to be available;

(iii)	result in the imposition of any encumbrance upon any of the property or assets of AdvEn or restrict, hinder, impair or limit the ability of AdvEn to conduct the business of AdvEn as and where it is now being conducted;

(iv)	result in any material payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any director or officer of AdvEn or increase any benefits otherwise payable under any pension or benefits plan of AdvEn or result in the acceleration of the time of payment or vesting of any such benefits.

(c)	Capitalization.

(i)	AdvEn is authorized to issue an unlimited number of AdvEn Shares without nominal or par value. As at the Closing Date, there will be 26,000,000 AdvEn Shares issued and outstanding as set forth in Schedule A.

(ii)	Other than as disclosed in Schedule C, as at the Closing Time, there are no options, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating AdvEn to issue or sell any shares of AdvEn or any securities or obligations of any kind convertible into or exchangeable for any shares of AdvEn.

(iii)	As of the Effective Date and other than as disclosed in Schedule C, there are no outstanding bonds, debentures, or other evidences of indebtedness of AdvEn. There are no outstanding contractual obligations of AdvEn to repurchase, redeem or otherwise acquire any outstanding shares of AdvEn or with respect to the voting or disposition of any outstanding shares of AdvEn.

(d)	Corporate Records. Other than as disclosed in Schedule C, the corporate records and minute book of AdvEn contain accurate minutes of all material resolutions approved by AdvEn’s directors and shareholders held since its formation and signed copies of all material resolutions passed or confirmed by AdvEn’s directors. AdvEn has kept and maintained such corporate records as are required under Applicable Laws, which records are accurate, complete, and up to date in all material respects.

(e)	Ordinary Course. Since the date of the AdvEn Financial Statements, AdvEn has carried on its business in the ordinary and normal course of its business and, other than the Spin-Out Transaction and the Consolidation, there has not been any changes in the condition or operations of the business, assets or financial affairs of AdvEn which would, individually or in the aggregate, create a Material Adverse Change or Material Adverse Effect, and there has not been any damage, destruction or loss, labour trouble or other event or condition, of any character, other than the Spin-Out Transaction and the Consolidation, which is not generally known or which has not been disclosed to Nano, which has or may create a Material Adverse Change or Material Adverse Effect on the future prospects of AdvEn other than as disclosed in Schedule C.

(f)	Intellectual Property. ASAC, ESAC and the Intellectual Property is the only intellectual property owned or used by AdvEn in carrying on its business remaining after giving effect to the Spin-Out Transaction and all applications therefor and all goodwill connected, including, without limitation, all licences, registered user agreements and all like rights of any kind whatsoever used by or granted to AdvEn in connection therewith. As of the Closing Time, AdvEn is the beneficial owner of ASAC and ESAC free and clear of all liens, charges or encumbrances of any kind whatsoever, and AdvEn is not a party to or bound by any agreement or other obligation of any kind whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise materially affects, ASAC or ESAC. No person has been granted any interest in or right to use all or any portion of ASAC or ESAC and AdvEn is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person by AdvEn, nor has AdvEn received any notice that the conduct of its business, including the use of ASAC or ESAC, infringes upon or breaches any industrial or intellectual property rights of any other person, and AdvEn does not have any knowledge of any infringement or violation of any of their rights in ASAC or ESAC. To the knowledge of AdvEn, the conduct of AdvEn’s business does not infringe upon the patents, trademarks, licences, trade names, business names, copyright or other industrial or intellectual property rights, domestic or foreign, of any other person and AdvEn is not aware of any state of facts that casts doubt on the validity or enforceability of ASAC or ESAC.

(g)	Liabilities. Except for (i) Liabilities which are disclosed, reflected or adequately provided for in the AdvEn Financial Statements or disclosed in Schedule C, or which need not be disclosed, reflected or adequately provided for in the AdvEn Financial Statements pursuant to IFRS and (ii) Liabilities incurred in the ordinary course of business after the date of the AdvEn Financial Statements, AdvEn has no absolute or contingent liabilities which are material to its affairs, business, prospects, operations or condition, financial or otherwise.

(h)	No Shareholder Agreement. There exists no unanimous shareholder agreement or other agreement which affects the transferability of the AdvEn Shares.

(i)	Contracts. Other than the technology acquisition agreements entered into by AdvEn in connection with the Spin-Out Transaction and other than as disclosed in Schedule C, AdvEn is not a party to or bound by any material Contract, whether oral or written. No material default exists on the part of AdvEn or any other Party and to the knowledge of AdvEn, there is no intention on the part of any Party to terminate or materially alter any such Contract.

(j)	Management. As at the date of this Agreement, the directors and officers of AdvEn are the following individuals:

(i)	Directors:

WEIXING CHEN

PHILIP CHONG

KYLE KEGANG WANG

YANGUANG YUAN

QINGTAO TAN

(ii)	Officers:

YANGUANG YUAN – Chief Executive Officer

WEIXING CHEN – Chief Technology Officer

PHILIP CHONG – Chief Financial Officer

(k)	Pension Plans. AdvEn does not have any pension plans available for its employees as at the date of this Agreement.

(l)	Claims and Judgments. To the knowledge of AdvEn, there is not presently outstanding against AdvEn any judgment, decree, injunction, rule or order of any court, Government Authority, commission, agency, instrumentality or arbitrator and there are no claims, actions, suits or proceedings, having or reasonably capable of having a Material Adverse Effect or Material Adverse Change, outstanding, pending or, to the best knowledge of AdvEn, threatened by or against or affecting AdvEn at law or in equity or before or by any federal, provincial, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality.

(m)	Compliance with Law. AdvEn is not in default under Applicable Laws and has not failed to comply with, perform, observe or satisfy, any term, condition, obligation or liability which has arisen under the provisions of Applicable Laws which default or failure would reasonably be expected to have a Material Adverse Effect or Material Adverse Change on AdvEn.

(n)	Taxes. AdvEn:

(i)	has duly filed or caused to be filed in a timely manner:

(A)	all federal, state, provincial and local income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects; and

(B)	all corporation capital tax returns, and other reports and information required to be filed with all applicable Government Authorities, agencies or regulatory bodies; and

(ii)	has paid all taxes (including all federal, state, provincial and local taxes, assessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon with respect to AdvEn, for all previous years and all required quarterly instalments due for the current fiscal year have been paid; and

(iii)	is not party or subject to any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by AdvEn nor is there any Claim now threatened or, to the knowledge of AdvEn, pending against AdvEn in respect of, or discussions underway with any Government Authority relating to, any such tax or governmental charge or deficiency.

(o)	Insurance. AdvEn maintains, and has maintained, insurance in force against loss on such assets, against such risks, in such amounts and to such limits, as is in accordance with prudent business practices prevailing in its line of business and has complied fully with all requirements of such insurance, including the prompt giving of any notice of any Claim or possible Claim;

(p)	Third Party Notices. AdvEn has not received from any Third Party notice of violation of or default under any other obligation, agreement, document, order, writ, injunction or decree of any Government Authority that relates to business of AdvEn and, to the knowledge of AdvEn, no particular circumstance presently exists which may give rise to any such violation or default;

(2)	Any investigation by Nano and its advisors shall not mitigate, diminish, or affect the representation and warranties of AdvEn provided pursuant to this Agreement.

4.3	Representations and Warranties of Nano

(1)	Effective as at the Effective Date and the Closing Time, Nano hereby represents and warrants to and in favour of the Shareholders and AdvEn that (and acknowledges that the Shareholders and AdvEn are relying upon such representations and warranties in connection with the matters contemplated by this Agreement):

(a)	Organization. Nano has been incorporated under the Business Corporations Act (British Columbia), is validly subsisting and has full corporate or legal power and authority to own its assets and properties and to conduct its business as currently owned and conducted. Nano is registered, licensed or otherwise appropriately qualified in each jurisdiction where the nature of the business or the location or character of the assets and properties owned by it requires it to be so registered, licensed or otherwise qualified. To the knowledge of Nano, Nano has not operated its business in contravention of applicable laws and regulations in such jurisdictions which will have a material adverse effect on Nano in the aggregate.

(b)	Authority. Nano has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Nano as contemplated by this Agreement, and to perform its obligations under this Agreement and under such other agreements and instruments. The execution and delivery of this Agreement by Nano has been authorized by the directors of Nano and, on or before the Closing Time, the completion by Nano of the Share Exchange Transaction will be authorized by the directors of Nano. This Agreement has been executed and delivered by Nano and constitutes a legal, valid and binding obligation of Nano, enforceable against Nano in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by Nano of this Agreement and the performance by Nano of its obligations under this Agreement and the completion of the Share Exchange Transaction contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of the constating documents of Nano, any law, including, but not limited to, Securities Laws, or any contract, agreement, licence or permit to which Nano is bound or is subject to or of which Nano is the beneficiary;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Nano to come due before its stated maturity or cause any available credit to cease to be available;

(iii)	result in the imposition of any encumbrance upon any of the property or assets of Nano or restrict, hinder, impair or limit the ability of Nano to conduct the business of Nano as and where it is now being conducted; or

(iv)	result in any material payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any director or officer of Nano or increase any benefits otherwise payable under any pension or benefits plan of Nano or result in the acceleration of the time of payment or vesting of any such benefits.

(c)	Capitalization.

(i)	Nano is authorized to issue an unlimited number of Nano Shares without par value. As of the Closing Date, up to a maximum of 7,444,444 Nano Shares will be issued and outstanding.

(ii)	Other than the Nano Stock Option Plan and other than in connection with the Qualified Financing, there are no options, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Nano to issue or sell any shares of Nano or any securities or obligations of any kind convertible into or exchangeable for any shares of Nano.

(iii)	As of the date of this Agreement, there are no outstanding bonds, debentures or other evidence of indebtedness of Nano. There are no outstanding contractual obligations of Nano to repurchase, redeem or otherwise acquire any outstanding shares of Nano or with respect to the voting or disposition of any outstanding shares of Nano.

(d)	Corporate Records. The corporate records and minute book of Nano contain complete and accurate minutes of all meetings of Nano’s directors and shareholders held since its formation and signed copies of all resolutions and articles passed or confirmed by Nano’s directors. All such meetings were duly called and held and Nano has kept and maintained such corporate records as are required under Applicable Laws, which records are accurate, complete and up to date in all respects.

(e)	Ordinary Course. Since the date of the Nano Financial Statements, Nano has carried on its business in the ordinary and normal course of its business, and, other than the Nano Equity Offering, the execution and delivery of the Stock Restriction Agreements and the Qualified Financing, there has not been any changes in the condition or operations of the business, assets or financial affairs of Nano which would, individually or in the aggregate, create a Material Adverse Change or Material Adverse Effect, and there has not been any damage, destruction or loss, labour trouble or other event or condition, of any character, other than the Nano Equity Offering, the execution and delivery of the Stock Restriction Agreements and the Qualified Financing, which is not generally known or which has not been disclosed to AdvEn, which has or may create a Material Adverse Change or Material Adverse Effect on the future prospects of Nano.

(f)	Intellectual Property. Nano does not own or use any registered trademarks, patents, inventions, copyrights, software, source code or object code in its business and operations and there is no intellectual property which is material to the operation of the business of Nano.

(g)	Liabilities. Except for (i) Liabilities which are disclosed, reflected or adequately provided for in the Nano Financial Statements, or which need not be disclosed, reflected or adequately provided for in the Nano Financial Statements pursuant to IFRS and (ii) Liabilities incurred in the ordinary course of business after the date of the Nano Financial Statements, Nano has no absolute or contingent liabilities which are material to its affairs, business, prospects, operations or condition, financial or otherwise.

(h)	No Shareholder Agreement. Other than the Stock Restriction Agreements, there exists no unanimous shareholder agreement or other agreement which affects the transferability of the Nano Shares.

(i)	Contracts. Other than the Stock Restriction Agreements, the executive employment agreement as between Nano and its Chief Financial Officer, a contract entered into by Nano with Haywood Securities Inc. and a contract anticipated to be entered into by Nano with Spartan Capital Securities, LLC, in respect of which each such contract has been disclosed in full to AdvEn prior to the Closing Date, Nano is not a party to or bound by any material Contract, whether oral or written. No material default exists on the part of Nano or any other Party and to the knowledge of Nano, there is no intention on the part of any Party to terminate or materially alter any such Contract.

(j)	Management. As at the date of this Agreement, the directors and officers of Nano are the following individuals:

(i)	Directors:

ARNI JOHANNSON

JOHN MEEKISON

(ii)	Officers:

ARNI JOHANNSON – President

INGO MUELLER – Secretary

R. MICHAEL STEELE – Chief Financial Officer

(k)	Benefit Plans. Nano does not have any pension plans or benefit plans available for its employees as at the date of this Agreement.

(l)	Licenses. Nano holds all licenses, authorizations and Permits required by law in relation to the business carried on by Nano.

(m)	Claims and Judgments. To the knowledge of Nano, there is not presently outstanding against Nano any judgment, decree, injunction, rule or order of any court, Government Authority, commission, agency, instrumentality or arbitrator and there are no claims, actions, suits or proceedings, having or reasonably capable of having a Material Adverse Effect or Material Adverse Change, outstanding, pending or, to the best knowledge of Nano, threatened by or against or affecting Nano at law or in equity or before or by any federal, provincial, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality.

(n)	Compliance with Law. Nano is not in default under Applicable Laws and has not failed to comply with, perform, observe or satisfy, any term, condition, obligation or liability which has arisen under the provisions of Applicable Laws which default or failure would reasonably be expected to have a Material Adverse Effect or Material Adverse Change on Nano.

(o)	Nano Shares. The Nano Shares to be issued to the Shareholders pursuant to this Agreement shall, upon issuance, be duly and validly issued as fully paid and non-assessable shares in the capital of Nano.

(p)	Taxes. Nano:

(i)	has duly filed or caused to be filed in a timely manner:

(A)	all federal, state, provincial and local income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects; and

(B)	all corporation capital tax returns, and other reports and information required to be filed with all applicable Government Authorities, agencies or regulatory bodies; and

(ii)	has paid all taxes (including all federal, state, provincial and local taxes, assessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon with respect to Nano, for all previous years and all required quarterly instalments due for the current fiscal year have been paid; and

(iii)	is not a party or subject to any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by Nano nor is there any Claim now threatened or pending against Nano in respect of, or discussions underway with any Government Authority relating to, any such tax or governmental charge or deficiency.

(q)	Insurance. Nano has no active business operations which would require insurance.

(r)	Third Party Notices. Nano has not received from any Third Party notice of violation of or default under any other obligation, agreement, document, order, writ, injunction or decree of any Government Authority that relates to business of Nano and, to the knowledge of Nano, no particular circumstance presently exists which may give rise to any such violation or default.

(2)	Any investigation by AdvEn, the Shareholders and/or their respective advisors shall not mitigate, diminish or affect the representation and warranties of Nano provided pursuant to this Agreement.

Article 5
INTERIM PERIOD COVENANTS

5.1	Interim Period Covenants of AdvEn

(1)	During the Interim Period, AdvEn covenants to:

(a)	cooperate fully with Nano;

(b)	take all reasonable action to support the transactions contemplated herein (including providing Nano with such reasonable assistance as Nano or its agents may reasonably request in connection with communicating the transactions contemplated herein, and any amendments or supplements thereto, to the Shareholders) and to use all commercially reasonable efforts to satisfy or cause to be satisfied as soon as practicable each of the conditions set forth in Section 6.2 hereto as are within its control including, but not limited to, the completion of the Spin-Out Transaction. Without limiting the generality of the foregoing, AdvEn will use reasonable commercial efforts to cause all of the Shareholders to agree to sell their AdvEn Shares to Nano as contemplated by this Agreement;

(c)	use reasonable commercial efforts to complete the Share Exchange Transaction and not take any action contrary to or in opposition to the Share Exchange Transaction;

(d)	subject to compliance with applicable laws and policies, AdvEn shall notify Nano of any significant development or material change relating to its business, operations, assets or prospects, promptly after becoming aware of any such development or change;

(e)	ensure that, except with the prior written consent of Nano or as otherwise expressly agreed to in this Agreement, AdvEn will not do, or permit to occur any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate:

(i)	result in any action which is outside of the ordinary course of business of AdvEn and not consistent with past practices provided that Nano acknowledges and agrees that during the Interim Period AdvEn is expressly permitted to make the KNP Payment to the KNP Group Inc. in order to satisfy all indebtedness owed to such creditor in respect of the indebtedness disclosed in Section 3 of Schedule C and to obtain a release and discharge of any and all security procured by such creditor in connection therewith;

(ii)	result in a material change relating to the business, operations, assets or prospects of AdvEn;

(iii)	prevent, delay or impede AdvEn’s ability to consummate the Share Exchange Transaction; or

(iv)	adversely impact the desire of Nano to complete the Share Exchange Transaction.

5.2	Interim Period Covenants of Nano

(1)	During the Interim Period, Nano covenants to:

(a)	cooperate fully with AdvEn;

(b)	take all reasonable action to support the transactions contemplated herein and to use all commercially reasonable efforts to satisfy or cause to be satisfied as soon as practicable each of the conditions set forth in Section 6.1 hereto as are within its control;

(c)	use reasonable commercial efforts to complete the Nano Equity Offering, the Qualified Financing and the Share Exchange Transaction and not take any action contrary to or in opposition to the completion of the Nano Equity Offering, the Qualified Financing and the Share Exchange Transaction;

(d)	subject to compliance with applicable laws and policies, Nano shall notify AdvEn of any significant development or material change relating to its business, operations, assets or prospects, promptly after becoming aware of any such development or change;

(e)	ensure that, except with the prior written consent of AdvEn (on behalf of itself and the Shareholders) or as otherwise expressly agreed to in this Agreement, Nano will not do, or permit to occur any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate:

(i)	result in any action which is outside of the ordinary course of business of Nano and not consistent with past practices;

(ii)	result in a material change relating to the business, operations, assets or prospects of Nano;

(iii)	prevent, delay or impede Nano’s ability to consummate the Share Exchange Transaction;

(iv)	adversely impact the desire of the Shareholders to complete the Share Exchange Transaction; or

(v)	shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Share Exchange Transaction.

Article 6
CONDITIONS PRECEDENT

6.1	Conditions Precedent for the Benefit of AdvEn and the Shareholders

(1)	The obligations of AdvEn and the Shareholders to complete the transactions provided for in this Agreement are subject to the following conditions precedent, which are for the exclusive benefit of AdvEn and the Shareholders, being fulfilled or waived in writing by AdvEn (on behalf of itself and the Shareholders) at or prior to Closing:

(a)	all of the representations and warranties of Nano in this Agreement shall be true and correct in all material respects as at the Closing Time and Nano shall have delivered a bring-down certificate to AdvEn, in form reasonably satisfactory to AdvEn, certifying the same;

(b)	Nano shall have complied with all obligations on its part under this Agreement required to be performed at or before the Closing Time;

(c)	AdvEn shall have obtained any and all such approvals as may be reasonably required in connection with the completion of the Spin-Out Transaction and the Share Exchange Transaction including, but not limited to, resolutions of the board of directors and the shareholders of AdvEn as required by Applicable Laws;

(d)	Shareholders holding, in aggregate, not less than 90% of the AdvEn Shares will have:

(i)	executed and delivered a counterpart of this Agreement to AdvEn;

(ii)	tendered each of their respective share certificates representing the applicable number of AdvEn Shares; and

(iii)	executed and delivered a securities transfer power of attorney in favour of Nano;

(e)	At or before the Closing Time, Nano shall have delivered to AdvEn the following, each in form and substance satisfactory to AdvEn, acting reasonably:

(i)	share certificates representing the Nano Shares respectively issued to the Shareholders in the respective numbers set forth in Schedule A, such share certificates to be in the form as required by Applicable Laws and the Constating Documents of Nano, provided that Nano may furnish separate share certificates representing those Nano Shares which are subject to the Stock Restriction Agreements and those Nano Shares which are not subject to the Stock Restriction Agreements or in such other manner as may be reasonably agreed to between Nano and AdvEn and further provided that all such share certificates will be retained by Nano within its minute book and copies of such certificates circulated to the Shareholders if so requested;

(ii)	certified copies of:

(A)	the Constating Documents of Nano;

(B)	the resolutions of the directors of Nano approving the Nano Equity Offering;

(C)	the resolutions of the directors of Nano approving the Qualified Financing;

(D)	a resolution of the directors of Nano approving: (a) the entering into and completion of the transactions contemplated in this Agreement; (b) authorizing the name change of Nano after Closing to “AdvEn Innovations Inc.” or such other name as is mutually agreeable to AdvEn and Nano, each acting reasonably; (c) appointing Yanguang Yuan as the Chief Executive Officer and President of Nano, Weixing Chen as the Chief Technology Officer of Nano and Ingo Mueller as the Corporate Secretary of Nano; and (d) fixing the board of directors of Nano on a post-Closing basis to five directors with Arni Johannson and John Meekison being nominated by the Nano Shareholders and Yanguang Yuan, Weixing Chen and Philip Chong being nominated by the Shareholders provided that Yanguang Yuan will also be elected as the Chairman of the board of directors of Nano post-Closing;

(E)	a list of the officers and directors of Nano authorized to sign agreements and any certificates, transfers, and other writings in respect of the transactions contemplated by this Agreement, together with their specimen signatures;

(f)	certificate of good standing with respect to Nano issued by the appropriate Government Authority;

(g)	a certificate from an officer of Nano confirming that Nano has completed the Nano Equity Offering;

(h)	a certificate from an officer of Nano confirming that Nano has completed the Qualified Financing and that concurrently with the Closing an amount equal to CDN$350,000.00 received by Nano in connection with such Qualified Financing will be distributed by Nano directly to AdvEn in an amount equal to the KNP Payment and the remainder will be distributed directly to 1367054 Alberta Ltd. towards repayment of the indebtedness disclosed in Section 3 of Schedule C;

(i)	copies of the executed Stock Restriction Agreements entered into by Nano with each of the Nano Shareholders providing for restrictions on the transfer, trading and/or disposition of the Nano Shares until such time applicable performance targets are satisfied;

(j)	copies of the release and no interest letter in a form reasonably satisfactory to AdvEn and Nano executed by each of Xiaojin Liu and Tianfei Wang;

(k)	copy of a release and discharge, in form reasonably satisfactory to AdvEn and Nano, executed by KNP Group Inc. in connection with the repayment by or on behalf of AdvEn to such creditor of all indebtedness as disclosed in Section 3 of Schedule C together with the discharge of any and all security procured in connection therewith;

(l)	a copy of a receipt executed by Nano in respect of its receipt of the AdvEn Shares;

(m)	executed consent to act as director of Nano from:

(i)	Arni Johannson; and

(ii)	John Meekison;

(n)	executed consent to act as a director of AdvEn from:

(i)	Arni Johannson; and

(ii)	John Meekison;

(o)	executive employment agreements executed by Nano and each of:

(i)	Yanguang Yuan, as Chief Executive Officer, President, and Chairman;

(ii)	Weixing Chen, as Chief Technology Officer;

(iii)	Ingo Mueller, as Corporate Secretary;

(iv)	R. Michael Steele, as Chief Financial Officer; and

(v)	such other Persons as may be appointed as executive employees of Nano as of the Closing Time;

(p)	director and officer indemnity agreements executed by Nano and each of:

(i)	Yanguang Yuan;

(ii)	Weixing Chen;

(iii)	Ingo Mueller;

(iv)	R. Michael Steele;

(v)	Arni Johannson;

(vi)	John Meekison; and

(vii)	such other Persons as may be appointed as directors and/or officers of Nano as of the Closing Time.

(q)	such other conditions as AdvEn (on behalf of itself and the Shareholders) may reasonably require for the Closing.

6.2	Conditions Precedent for the Benefit of Nano

(1)	The obligations of Nano to complete the transactions provided for in this Agreement are subject to the following conditions precedent, which are for the exclusive benefit of Nano, being fulfilled or waived in writing by Nano at or prior to Closing:

(a)	all of the representations and warranties of AdvEn in this Agreement shall be true and correct in all material respects as at the Closing Time and AdvEn shall have delivered a bring-down certificate to Nano, in form reasonably satisfactory to Nano, certifying the same;

(b)	AdvEn shall have complied with all obligations on its part under this Agreement required to be performed at or before the Closing Time;

(c)	Shareholders holding, in aggregate, not less than 90% of the AdvEn Shares will have:

(i)	executed and delivered a counterpart of this Agreement to AdvEn;

(ii)	tendered each of their respective share certificates representing the applicable number of AdvEn Shares; and

(iii)	executed and delivered a securities transfer power of attorney in favour of Nano;

(d)	At or before the Closing Time, AdvEn shall have delivered to Nano the following, each in form and substance satisfactory to Nano, acting reasonably:

(i)	evidence of transfer of an aggregate of at least 90% of the AdvEn Shares into the name of Nano on the registry of AdvEn maintained by Lindsey MacCarthy LLP together with a share certificate representing 90% or more of the AdvEn Shares issued in the name of Nano;

(ii)	certified copies of:

(A)	the Constating Documents of AdvEn;

(B)	the resolutions of the directors of AdvEn approving the Spin-Out Transaction;

(C)	a resolution of the directors of AdvEn approving the entering into and completion of the transactions contemplated in this Agreement;

(D)	a list of the officers and directors of AdvEn authorized to sign agreements and any certificates, transfers, and other writings in respect of the transactions contemplated by this Agreement, together with their specimen signatures;

(e)	certificate of status with respect to AdvEn issued by the appropriate Government Authority;

(f)	a certificate from an officer of AdvEn in form reasonably satisfactory to Nano confirming that AdvEn has completed the Spin-Out Transaction;

(g)	copies of a subordination and standstill agreement in a form reasonably satisfactory to Nano executed by 1367054 Alberta Ltd. in connection with the indebtedness of AdvEn to such creditor as disclosed in Section 3 of Schedule C;

(h)	copy of a release and discharge, in form reasonably satisfactory to AdvEn and Nano, executed by KNP Group Inc. in connection with the repayment by or on behalf of AdvEn to such creditor of all indebtedness as disclosed in Section 3 of Schedule C together with the discharge of any and all security procured in connection therewith;

(i)	executed resignation as a director of AdvEn from:

(i)	Kyle Kegang Wang.

(j)	executed consent to act as a director of Nano from:

(i)	Yanguang Yuan;

(ii)	Weixing Chen; and

(iii)	Philip Chong.

(k)	such other conditions as Nano may reasonably require for the Closing.

Article 7
COMPULSORY ACQUISITION AND LOCK-UP PROVISIONS

7.1	Compulsory Acquisition

(1)	The Parties acknowledge and agree that this Agreement constitutes a “take-over bid” in respect of the AdvEn Shares as that term is defined in section 194(g) of the ABCA. If Shareholders holding 90% or more of the AdvEn Shares but less than 100% of the AdvEn Shares agree to sell their Shares to Nano as contemplated by Section 6.1(1)(d) and 6.2(1)(c) of this Agreement and all other conditions of this Agreement are satisfied or waived as contemplated herein, then Nano shall be required to issue the requisite number of Nano Shares in exchange for the applicable number of AdvEn Shares and Nano may proceed to acquire the balance of the AdvEn Shares as soon as practicable by way of the compulsory acquisition provisions set forth in Part 16 of the ABCA.

Article 8
TERMINATION

8.1	Termination Rights.

(1)	This Agreement may, by notice in writing given prior to or on Closing, be terminated:

(a)	by mutual consent of Nano and AdvEn;

(b)	by AdvEn (on behalf of itself and the Shareholders) if any of the conditions in Section 6.1 have not been satisfied at or prior to Closing and AdvEn has not waived such condition at or prior to Closing;

(c)	by Nano if any of the conditions in Section 6.2 have not been satisfied at or prior to Closing and Nano has not waived such condition at or prior to Closing;

(d)	by either AdvEn or Nano if the Closing has not occurred on or before October 15, 2021 or such later date as AdvEn and Nano agree to in writing, unless the Closing has not occurred by such date because the Party seeking to terminate this Agreement has failed to perform any one or more of its material obligations or covenants under this Agreement to be performed at or prior to Closing; or

(e)	by either AdvEn or Nano if there has been a material breach of any provision of this Agreement by the other Party which has not been cured by the Party in breach within 15 days of such breach and such breach has not been waived by the non-breaching Party.

8.2	Effect of Termination

If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement will terminate, except that if this Agreement is terminated by a Party because of a breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

Article 9
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1	Survival

(1)	The representations and warranties of the Shareholders in Section 4.1 of this Agreement shall survive for a period of six months after the Closing Date.

(2)	The representations and warranties of AdvEn in Section 4.2 of this Agreement shall survive for a period of six months after the Closing Date.

(3)	The representations and warranties of Nano in Section 4.3 of this Agreement shall survive for a period of six months after the Closing Date.

(4)	The Parties agree that no Claim may be brought by any of the Parties for misrepresentation or breach of warranty after the date that is six months following the Closing Date.

(5)	The Parties each acknowledge and agree that, except for the representations and warranties in Article 4 of this Agreement, the Share Exchange Transaction is occurring on an “as-is where-is” basis and each Party is relying solely on its own advisors and legal counsel and its own investigations and due diligence and that it has made, or has had others make, such evaluations and inspections as it deems necessary or appropriate and it is not relying on any statement by or discussions with any of the other Parties (or their respective advisors and/or legal counsel).

Article 10
GENERAL PROVISIONS

10.1	Independent Legal Advice

(1)	Each Party acknowledges and agrees that Lindsey MacCarthy LLP:

(a)	has acted as legal counsel to 1367054 Alberta Ltd., BitCan Geosciences and Engineering Inc., and AdvEn on various matters prior to the date of this Agreement;

(b)	has acted as legal counsel to AdvEn (and only AdvEn) in connection with the preparation and negotiation of this Agreement; and

(c)	will act as legal counsel 1367054 Alberta Ltd., BitCan Geosciences and Engineering Inc., AdvEn, Nano, Tangold Inc. and AdvEn Bitumen Innovation Inc. from time to time after the date of this Agreement on various matters.

(2)	In connection with Section 10.1(1) each Party hereby irrevocable waives and agrees not to assert any Claim of conflict of interest arising from or in connection with: (a) Lindsey MacCarthy LLP’s prior representation of 1367054 Alberta Ltd., BitCan Geosciences and Engineering Inc., and AdvEn; and (b) Lindsey MacCarthy LLP’s representation of 1367054 Alberta Ltd., BitCan Geosciences and Engineering Inc., AdvEn, Nano, Tangold Inc. and AdvEn Bitumen Innovation Inc. from time to time after the date of this Agreement on various matters.

(3)	Each Party represents, warrants, acknowledges, and agrees that it: (a) has obtained independent legal advice in respect of the Share Exchange Transaction and its respective rights and obligations under this Agreement and in connection with the agreements and instruments to be entered into or delivered hereunder; or, in the alternative, (b) acknowledges, confirms and agrees that it has had the opportunity to seek and was not prevented nor discouraged by any Party from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event it did not avail itself of that opportunity prior to the signing of this Agreement, it did so voluntarily without any undue pressure and agrees that its failure to obtain independent legal advice should not be used by it as a defence to the enforcement of its obligations under this Agreement.

10.2	Gender and Number

The provisions of this Agreement shall be read with all changes in gender and number as may be required by the context.

10.3	Waiver and Amendment

This Agreement may only be amended by further written agreement executed and delivered by AdvEn, Nano, and the Shareholders. No waiver or consent by a Party of or to any breach or default by another Party shall be effective unless evidenced in writing, executed and delivered by the Party so waiving or consenting. No such waiver or consent shall operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

10.4	Confidentiality

Except with the prior written consent of the other Parties, each Party and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will not disclose to anyone other than their professional advisors and will hold all information received from the other Parties in the strictest confidence, except such information and documents which: (i) are or subsequently may become generally available to the public through no breach of this Agreement; (ii) are required to be disclosed by applicable law or regulatory body; (iii) are available on a non-confidential basis prior to their disclosure to the other Parties; (iv) become available to one Party on a non-confidential basis from a source other than the other Parties provided that such other source is not bound by a confidentiality agreement with the other Parties; or (v) are independently developed. The Parties recognize that Nano may have a duty to disclose certain aspects of this Agreement under applicable Securities Laws and, in such event, Nano shall obtain the prior written consent of AdvEn, acting reasonably, to any such disclosure and the contents unless otherwise required by Applicable Laws or regulatory body.

10.5	Press Releases

(1)	Neither Nano nor AdvEn will make any press release respecting the existence of this Agreement, the contents or the transaction contemplated hereby without the consent of the other except to the extent the other unreasonably withholds or delays consent; provided however, the foregoing shall not restrict public disclosure by any Party as required by Applicable Laws.

(2)	Each of Nano and AdvEn shall each be liable for the compliance of its respective related parties with the terms of this Section. Where either Nano or AdvEn proposes to make such a press release, it shall, to the extent reasonably possible, provide the other Party with a draft of that release at least one business day prior to its release to enable the other Party to review that draft and advise of any comments it may have with respect. The Party proposing to make the press release will not unreasonably refuse to incorporate the requested changes in the public announcement except to the extent its counsel advises that doing so will result in non-compliance with Applicable Laws.

10.6	Entirety of Agreement

This Agreement contains the entire agreement among the Parties with respect to the matters of agreement, and the Parties acknowledge and agree that there are no oral or other written agreements, undertakings, promises, conditions, representations or warranties respecting the matters of agreement.

10.7	Severance

If any provision of this Agreement is judicially determined to be void, illegal or unenforceable, such provision shall be ineffective to the extent of such voidness, illegality or unenforceability, but without invalidating or affecting the validity or enforceability of any of the remaining provisions of this Agreement.

10.8	Proper Law and Jurisdiction of Adjudication

This Agreement shall be construed in accordance with the laws of Alberta and the federal laws of Canada applicable therein.

10.9	Consent to Jurisdiction

(1)	Each of the Parties:

(a)	irrevocably attorns and submits to the exclusive jurisdiction of each court of competent jurisdiction sitting in Calgary, Alberta in any Claim arising out of or related to this Agreement and irrevocably agrees that all Claims may be heard and determined in that Alberta court;

(b)	irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such Claim; and

(c)	agrees that a final judgment in any such Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws.

10.10	Notice

All notices and other communications required or permitted pursuant to or in relation to this Agreement shall be in writing and shall be:

(a)	personally served upon the addressee (if an individual) or an officer or director of the addressee (if a body corporate), in which case such notice or other communication shall be conclusively deemed to have been given to the addressee at the time of such service; or

(b)	emailed and/or sent by postage prepaid first class mail addressed to the addressee at the following respective addresses:

(i)	For AdvEn or the Shareholders:

Adven Industries Inc.
9407-3 20 Avenue NW
Edmonton, Alberta T6N 1E5

Attention: Yanguang Yuan
Email: yanguang.yuan@adven-industries.com

With a copy to:

Lindsey MacCarthy LLP
1400, 350 – 7th Ave SW
Calgary, AB T2P 3N9

Attention: Cameron MacCarthy
Email: cmaccarthy@linmac.com

(ii)	For Nano:

AdvEn Innovations Inc. (formerly Nano Innovations Inc.)

c/o #430 – 850 Harbourside Drive
North Vancouver, British Columbia V7P 0A3

Attention: R. Michael Steele
Email: michael.steele@adven-industries.com

With a copy to:

R.H. Daignault Law Corporation

c/o 1090 - 14th Street

West Vancouver, BC V7T 2R6

Attention: Rene Daignault
Email: rene@rhdlawcorp.com

or to such other addresses as may be given in writing by the Parties in the manner provided for in this section. The Shareholders direct all notices to be given to them be given to them care of AdvEn as provided for above.

Any notice or communication sent by postage prepaid first class mail shall conclusively be deemed to have been given to the addressee upon the expiration of the fifth day (excluding Saturdays, Sundays and statutory holidays), free from interruption in the postal service, from the date of mailing.

10.11	Construction

Each of the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision.

10.12	Time of the Essence

Time shall be of the essence in this Agreement.

10.13	Further Assurances

A Party shall, upon request of another Party, execute and deliver or cause to be executed and delivered all such documents, deeds and other instruments of further assurance and do or cause to be done all such acts and things as may be reasonably necessary or advisable to implement and give full effect to the provisions of this Agreement.

10.14	Non-Merger

The Parties agree that the provisions of this Agreement shall survive the execution, delivery and performance of this Agreement and the performance of any documents delivered in connection with it.

10.15	Assignment and Enurement

Neither this Agreement nor any benefits, rights or obligations under this Agreement shall be assignable by any Party to it, by operation of Applicable Laws or otherwise, without the prior express written consent of the other Parties which consent may be arbitrarily withheld. Subject to the foregoing provisions, this Agreement shall inure to the benefit of, be enforceable by and binding on the Parties and their respective successors and permitted assigns.

10.16	Counterpart Execution

This Agreement may be executed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic or facsimile transmission shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth. In the event a Person that is an individual executes this Agreement using DocuSign or a similar application, the signature of such Person shall not require a witness.

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed and delivered.

ADVEN INDUSTRIES INC.		NANO INNOVATIONS INC.

Per:		Per:
Name:	Yanguang Yuan	Name:	Arni Johannson
Title:	Chief Executive Officer	Title:	President and Director

Per:
		Name:	John Meekison
		Title:	Director

[The rest of this page is intentionally left blank.
Counterpart signature pages of the Shareholders follow.]

1367054 ALBERTA LTD.		BITCAN GEOSCIENCES AND ENGINEERING INC.

Per:		Per:
Name:	Yanguang Yuan	Name:	Yanguang Yuan
Title:	Director	Title:	Director

DELAWARE POWER SYSTEM CORP.		JIUHUA INVESTMENT HOLDINGS COMPANY LIMITED

Per:		Per:
Name:	Philip Chong	Name:	Jingjing Jiang
Title:	Director	Title:	Director

KNP GROUP INC.

Per:
Name:	Philip Chong
Title:	Director

[The rest of this page is intentionally left blank]

WITNESS to Haixiang Gu (Enya)	Haixiang Gu (Enya)

WITNESS to Kyle Kegang Wang	Kyle Kegang Wang

WITNESS to Pao, Chung Yue	Pao, Chung Yue

WITNESS to Pao, Pi-Cheng Lin Amy	Pao, Pi-Cheng Lin Amy

WITNESS to Weixing Chen	Weixing Chen

WITNESS to Yafei Ou (alfred)	Yafei Ou (alfred)

WITNESS to Yan Xu	Yan Xu

[The rest of this page is intentionally left blank]

SCHEDULE A

ADVEN SHARES

Name of AdvEnShareholder	Number of AdvEn Shares held	Number of Nano Shares entitled in exchange for AdvEn Shares
1367054 Alberta Ltd.	7,903,986	7,903,986
BitCan Geosciences and Engineering Inc.	2,168,614	2,168,614
Delaware Power System Corp.	193,348	193,348
JiuHua Investment Holdings Company Limited	2,383,982	2,383,982
KNP Group Inc.	4,869,815	4,869,815
Haixiang Gu (Enya)	8,701	8,701
Kyle Kegang Wang
(Resident of Seattle, Washington, USA)	1,198,758	1,198,758
Pao, Chung Yue &/or Pao, Pi-Cheng Lin Amy
(Resident of Taiwan, China)	161,123	161,123
Weixing Chen	6,055,066	6,055,066
Yafei Ou (Alfred)
(Resident of China)	345,683	345,683
Yan Xu	710,924	710,924
Total:	26,000,000	26,000,000

SCHEDULE B

FORM OF Stock Restriction Agreement

This Stock Restriction Agreement (the Agreement) is dated as of ●, 2021 and is between Nano Innovations Inc. (the Corporation) and [Name] (the CFG Principal).

Whereas the CFG Principal holds ● Common Voting No Par Value Shares in the capital of the Corporation, of which ●% (rounded down to the nearest whole share) shall be subject to the restrictions contained in this Agreement (the Subject Shares). The Subject Shares that are subject to the Restrictions (defined below) are referred to in this Agreement as the Total Restricted Shares and are identified as such in the attached Schedule A.

Now therefore, in consideration for the payment by the Corporation to the CFG Principal of CDN$1.00 and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Corporation and the CFG Principal (collectively, the Parties) agree as follows:

ARTICLE ONE
RESTRICTIONS

1.1 Power of Attorney. The CFG Principal does hereby constitute and appoint any officer or director (the Officer) of the Corporation as the true and lawful attorney for the CFG Principal, and in the name, place and stead of the CFG Principal, to execute and deliver any and all stock transfers, endorsements or other instruments required to be executed and delivered in connection with the exercise by the Corporation of its repurchase rights stated in this Agreement, in each case with respect to any and all Restricted Shares (as defined in Section 1.3 below). This power of attorney is hereby coupled with an interest and shall be irrevocable by the CFG Principal. This power of attorney shall terminate and be of no force and effect immediately upon all of the Subject Shares ceasing to be Restricted Shares. The power of attorney contemplated in this Agreement is not intended to be a continuing power of attorney or similar power of attorney within the meaning of and governed by under applicable substitute decision, living will or estate planning legislation in any of the provinces or territories of Canada (a CPOA). The execution of this power of attorney does not terminate any CPOA granted previously and this power of attorney is not terminated by the execution by the CFG Principal in the future of a CPOA, and the CFG Principal hereby agrees not to take any action that results in the termination of this power of attorney prior to the Subject Shares ceasing to be Restricted Shares. Any proxy executed and delivered pursuant hereto relating to any meeting of shareholders or any adjournments thereof shall revoke any proxy otherwise executed and delivered by or on behalf of the CFG Principal with respect to such meeting or any adjournments thereof, regardless of the respective dates thereof.

1.2 Share Certificate. The Secretary of the Corporation shall hold the share certificate representing the Subject Securities until all of the Subject Shares cease to be Restricted Shares. If, prior to that time, the Corporation exercises the Repurchase Right in accordance with Section 1.4, then, in conjunction with the completion of the repurchase of Restricted Shares from the CFG Principal, the Corporation shall re-issue a share certificate to the CFG evidencing the remaining Subject Shares held by the CFG Principal.

1.3 Restrictions. Until such time as the applicable Performance Target relating to the Restricted Shares is satisfied (as described in Schedule A), the holder of such Restricted Shares shall not, with respect to those Restricted Shares, be entitled to:

(a)	vote at a meeting of the shareholders of the Corporation (or sign a written resolution in lieu of a meeting);

(b)	receive dividends or other distributions;

(c)	receive payment or property in relation to or as a consequence of the wind-up and dissolution of the Corporation; or

(d)	transfer or dispose of the Restricted Shares or any interest therein or represented thereby directly or indirectly in any manner whatsoever including, without limitation, by operation of law, court order, judicial process, sale, assignment, gift, donation, or by through the granting of a security, lien, pledge, mortgage, hypothecation, or charge; (collectively, the Restrictions).

1.4 Repurchase Right. If a Performance Target is not satisfied on or prior to the applicable Completion Date stipulated in Schedule A, then the Corporation shall have the right, but not the obligation (the Repurchase Right), to purchase all of the applicable Restricted Shares owned by the CFG Principal at a purchase price equal to the issue price of such Restricted Shares. The Corporation shall exercise the Repurchase Right by written notice (the Exercise Notice) given to the CFG Principal within 120 days after the date the repurchase right arises (the Exercise Period). The closing of any such purchase and sale transaction shall occur within 30 days of the Corporation (or its assignee) delivering the Exercise Notice. The CFG Principal agrees that he will perform his obligations hereunder and will ratify and confirm all that the Corporation may do or cause to be done pursuant to the foregoing. If the Corporation does not exercise the Repurchase Right during the Exercise Period, then the Repurchase Right will terminate and be of no further force or effect.

ARTICLE TWO
GENERAL

2.1 Further Assurances. The CFG Principal shall from time to time at the Corporation’s request and expense and without further consideration, execute and deliver such other documents and take such further action as the Corporation may require for compliance with all applicable securities legislation and policies.

2.2 Governing Law. This Subscription Agreement is governed by the laws of the Province of British Columbia and the laws of Canada applicable and shall be treated in all respects as a British Columbia contract and the Parties hereby submit to the exclusive jurisdiction of the courts of the Province of British Columbia.

2.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and all prior agreements, discussions and understandings are merged in this Agreement. None of the Parties shall be bound by any conditions, definitions, warranties, representations or understandings with respect to the subject matter hereof other than as expressly provided for in this Agreement or as duly stated in writing by subsequent written agreement of the Parties.

2.4 Enurement. This Agreement shall enure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns and be binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

2.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronically delivered form and the Parties adopt any signatures received by electronic form as original signatures of the Parties.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above mentioned.

Nano Innovations Inc.

By:
Name:	Arni Johannson
Title:	Director

[NAME]

By:
Name:
Title:

SCHEDULE A

TOTAL SHARES	[●]
SUBJECT SHARES	[●]
TOTAL RESTRICTED SHARES	[●]

No.	Performance Target	Completion Date	Number of Restricted Shares
1	Completion of: (i) an initial listing of the Corporation’s common shares on a recognized stock exchange in North America; or (ii) an amalgamation, arrangement, take-over bid, or other similar transaction or series of related transactions pursuant to which the common shares of the Corporation are converted into or exchanged for shares that are then listed on a recognized stock exchange in North America; and a concurrent offering of not less than 1,600,000 units of the Corporation (or units of the issuer that the common shares of the Corporation will be converted into or exchanged for) at an anticipated price of CDN$2.50 per unit. The final terms of this financing will be determined by the newly constituted board of directors of the Corporation. The occurrence of either (i) or (ii) in respect of the Corporation is referred to herein as the Go-Public Transaction.	March 31, 2022	Total Restricted Shares X (2/3)
2	Completion of one or more offerings of common shares of the Corporation at a price and on terms approved by the board of directors of the Corporation for aggregate gross proceeds of not less than $25,000,000. Such offerings may be completed on either a brokered or non-brokered basis in each province of Canada, the United States of America, and such other jurisdictions as approved by the board of directors of the Corporation.	24-month anniversary of the completion of the Go-Public Transaction	Total Restricted Shares X (1/3)

SCHEDULE C

ADVEN DISCLOSURE

This Disclosure Schedule (the Disclosure Schedule) is prepared and delivered by AdvEn to Nano in connection with the execution of the share exchange agreement dated September 28, 2021 (the Share Exchange Agreement) as at the Effective Date. Capitalized terms used in this Disclosure Schedule, shall, unless otherwise defined herein, have the meanings ascribed to them in the Share Exchange Agreement.

This Disclosure Schedule has been arranged, for purposes of convenience only, as separately referenced disclosures corresponding to the sections of the Share Exchange Agreement. Although it is arranged in sections corresponding to the sections of the Share Exchange Agreement, any information disclosed in this Disclosure Schedule will be deemed to qualify the disclosure under all of the representations and warranties given by AdvEn in the Share Exchange Agreement if it can be reasonably determined that it also qualifies or applies to such other representations and warranties of AdvEn in the Share Exchange Agreement.

1.	Section 4.2(1)(b)(i)

Nano acknowledges and agrees that disclosure by AdvEn in respect of this matter may be delivered by AdvEn to Nano on or prior to the Closing Time. Receipt of such disclosure is a condition precedent given for the exclusive benefit of Nano, being fulfilled or waived in writing by Nano at or prior to Closing, and deemed to be incorporated into the other conditions precedent set forth in Section 6.2(1) of the Share Exchange Agreement.

2.	Section 4.2(1)(c)(ii)

●	An option certificate dated December 20, 2016 was issued by AdvEn to Xiaojin Liu in respect of an option to acquire up to 80,000 common shares in the authorized capital of AdvEn. This optionholder had previously confirmed the voluntarily forfeiture of these options. AdvEn will use reasonable efforts after the Effective Date to cause the forfeiture of these options by such optionholder to be documented in writing.

●	An option certificate dated December 30, 2014 was issued by AdvEn to Tianfei Wang in respect of an option to acquire up to 50,000 common shares in the authorized capital of AdvEn. A second option certificate which was unsigned was delivered to Tianfei Wang in respect of an additional option to acquire up to 25,000 common shares in the authorized capital of AdvEn with a proposed grant date of January 1, 2015. This optionholder had previously confirmed the voluntarily forfeiture of these options. AdvEn will use reasonable efforts after the Effective Date to cause the forfeiture of these options by such optionholder to be documented in writing.

3.	Section 4.2(1)(c)(iii)

●	AdvEn has issued a secured promissory note in the principal amount of CDN$200,000.00 to KNP Group Inc. which bears interest at a rate of 6% per annum and which indebtedness is secured pursuant to a general security agreement dated December 28, 2017 given in favour of such creditor by AdvEn.

●	AdvEn has issued a secured promissory note in the principal amount of USD$500,000 to 1367054 Alberta Ltd. which bears interest at a rate of 6% per annum and which indebtedness is secured pursuant to a general security agreement dated December 28, 2017 given in favour of such creditor by AdvEn.

4.	Section 4.2(1)(d)

The corporate records of AdvEn reflet the following deficiencies:

●	Articles of Amendment to revise share structure from 1,000 common shares to an unlimited number of common shares not contained within the minute book of AdvEn;

●	Articles of Amendment to change name to AdvEn Industries Inc. together with minutes of shareholders of AdvEn authorizing such name change not contained within the minute book of AdvEn;

●	Certain resolutions of the board of directors of AdvEn (the Board) and the shareholders of AdvEn have been signed only by the recording secretary and others have been signed by the directors and/or shareholders, as the case may be, electronically;

●	Resolution of the Board dated September 11, 2013 missing signatures of Xinwi Cui and Weixing Chen;

●	Resolution of the shareholders of AdvEn dated October 31, 2012 missing signatures of Xinwi Cui and Weixing Chen;

●	Share Certificates No. 1 to 17 and 19 of AdvEn not contained within the minute book of AdvEn; and

●	Directors and officers register of AdvEn and the register of security transfers of AdvEn not contained within the minute book of AdvEn.

5.	Section 4.2(1)(e)

Nano acknowledges and agrees that disclosure by AdvEn in respect of this matter may be delivered by AdvEn to Nano on or prior to the Closing Time. Receipt of such disclosure is a condition precedent given for the exclusive benefit of Nano, being fulfilled or waived in writing by Nano at or prior to Closing, and deemed to be incorporated into the other conditions precedent set forth in Section 6.2(1) of the Share Exchange Agreement.

6.	Section 4.2(1)(c)(iii) and 4.2(1)(g)

●	Further to the disclosure on page 6 of the term sheet entered into between Nano and AdvEn, JiuHua Investment Holdings Co. Ltd. may not be in favour of proceeding with the Share Exchange Transaction and desires to have its investment of $1,997,090 to acquire its AdvEn Shares returned. Either before or after Closing and subject to the requirements of Spartan Capital Securities, LLC, in connection with the completion by Nano of the Qualified Financing, AdvEn and/or Nano will negotiate the terms pursuant to which such AdvEn Shares will be acquired by certain Persons from such shareholder.

7.	Section 4.2(1)(i)

Nano acknowledges and agrees that disclosure by AdvEn in respect of this matter may be delivered by AdvEn to Nano on or prior to the Closing Time. Receipt of such disclosure is a condition precedent given for the exclusive benefit of Nano, being fulfilled or waived in writing by Nano at or prior to Closing, and deemed to be incorporated into the other conditions precedent set forth in Section 6.2(1) of the Share Exchange Agreement.